Exhibit 14.1

Great China International Holdings, Inc

Code of Business Conduct and Ethics

Great China International Holdings, Inc is a public real estate development company devoted to integrity and responsibility. The Company declares in the Mission Statement commitments towards four groups of people:

We are dedicated to the creation of value to our people with an exceptional real estate experience.

We embrace full commitment to our 4Ps (people): Customers, Investors, Employees and Community

To our customer, we guarantee a quality real estate experience with our insistence on product quality and customer service.

To our investor, we provide extra investment value by our professional managerial strength and remarkable growth strategy.

To our employees, we create a harmonious job environment and a promising career prospect to ensure a productive and cohesive team.

To our community, we contribute with our care and sincerity from what we gained from the people.

The purpose of this Code of Business Conduct and Ethics is to define the principles of conduct and ethics to be followed by the directors, officers and employees as well as its subsidiaries and managed affiliates of the Great China International Holdings, Inc. It is a guideline to govern the actions and relationships of all employees and to promote honest and ethical conduct in fulfilling its commitments to its peoples. It includes the ethical handling of actual or apparent conflicts of interest between personal and professional relationships. Violation of the Code may result in disciplinary action ranging from suspension and/or dismissal and/or respective civil and criminal penalties.

This Code does not include all detail to govern employee’s behavior. However, all employees are expected to follow not only the letter but the spirit of the Code for an assurance of moral and ethical behavior.

Definition

“Code” means all clauses included in this Code of Business Conduct and Ethics.

“Company” means Great China International Holdings, Inc and all its subsidiary companies, Silverstrand International Holdings Ltd and Shenyang Maryland International Industry Co. Ltd.

“Employee” means all directors, officers and employees as well as its subsidiaries and managed affiliates of the Company

“Confidential information” means all business information not generally available to the public concerning the Company, its customers and employees that may be of use to the Company’s competitors, or that could be harmful to the Company or its customers, if disclosed. All material information before public disclosure is considered confidential.

Insiders” includes the Chairman, Secretary/Treasurer, directors and senior officers and the spouses or other associates of such persons are subject to special trading restrictions. Associates include immediate family members and anyone else living in the same household.

Confidentiality

All employees will comply with all confidentiality policies adopted by the Company from time to time, and with confidentiality provisions in agreements to which they or the Company are parties. All confidential information should be used for the business purpose intended. Such information are not to be shared with anyone outside the Company, including family, friends or other employee who do not need the information for their work and duties.

Employees should refrain from discussing company business with anyone outside the company, except as required in the job duties. This prohibition strictly applied to inquiry from any financial press, investment analysts or other financial community. Outside inquiry should be handled by Investor Relation and Chief Executive Officer.

Confidentiality of information should be maintain even after employment ends.

Conflict of interest

A conflict of interest arises when employees take actions or have interests that make it difficult to perform work objectively and effectively.

Employees should not accept gifts or personal favors that could in any way, influence, or appear to influence, business decisions in favor of any organization who whom or with which the Company has, or is likely to have, business dealings. Similarly, employees must not accept any other preferential treatment under these circumstances because their position with the Company might be inclined to, or be perceived to, place them under obligation.

The employment and sub-contracting of a relative or friends requires prior disclosure and written permission from the General Manager of respective Company.

Employee must disclose any financial interest they or their relatives have in any other organizations that does business with the Company or competes with the Company.

Any possible conflict or potential conflict must be disclosed the upper level management for objective judgement.

Fair Dealing

All employees are expected to perform duties and to engage in business dealing in a fair and reasonable manner. Any attempt to deceive others or to evade responsibility is not tolerated. Parties involved in such dealings includes but not limited to all employees, customers, investors, vendors, contractors, suppliers and competitors.

Company Asset

Employees are entitled to use the Company’s asset to perform respective job duties. Company’s property and other tangible assets represent the value, profitability and reputation of the Company and hence should be used with care and efficiency. Employees are responsible to prevent any misuse, damage, waste and loss of the Company’s assets. The Company’s brand name and reputation represents the valuable intangible asset of the Company. All employees should help protect, maintain and promote the Company’s brand name at all time.

Disclosure

Disclosure of material information and periodic reports should be full, fair, accurate, timely and understandable. Material Information includes but not limited to those information required by the SEC fro disclosure and those which would be likely to affect an investor’s decision to buy, sell or hold a securities once it becomes known to the public. Examples include a takeover, a divestiture, significant management changes, and new product introductions.

All employees involved in trading the Company’s securities must disclose their real identity to the Company’s Human Resources Department for reference.

Insider Trading Laws

It is illegal and prohibited to buy, sell, trade or otherwise participate in transactions involving the Company’s common stock while in possession of material information not yet disclosed to the public. Employee may not profit from any material non-public information of the Company and any other partnering company.

SEC Reporting Obligations

Directors and senior officers are designated as “insiders” for purposes of Section 16 reporting obligations, and any 10% shareholders are subject to two additional requirements. The first is the “short swing” profit rule. Except for certain exempt transactions, any profit deriving from a purchase and sale (or vice-versa) of the Company’s securities of which they are deemed to be the beneficial owner, within a six-month period, must be returned to the Company.

Additionally, Section 16(a) of the Securities Exchange Act of 1934 requires that SEC forms, including Form 4 be filed any time there is a change in the beneficial interest in the Company’s stock of these designated insiders. As a courtesy to these designated insiders, the Company’s Shareholder Relations Department will complete these forms. It is imperative that the Company’s Shareholder Relations Department be informed immediately of any change in beneficial interest since SEC Form 4 is required to be filed within two business days of the date of any transaction.

Compliance of Laws

The Company must comply with applicable laws, rules and regulations of Federal, State and Local Government, both in the US and overseas governing its respective operation. All employees involved in any criminal or civil verdict must be disclosed to the Company’s management.

Employment

The Company is an equal opportunity employer and does not discriminate on the basis of race, color, creed, national origin, religion, sex, sexual orientation, marital status, age or non-disqualifying disability. The Company’s commitment to equal opportunity extends to all aspects of the employment relationship, including advertising, recruitment, hiring, compensation, benefits, promotion, transfer, layoffs, termination and discipline

The Company is committed to an environment that is free from physical, psychological or verbal harassment based on race, sex, national original, or other protected characteristics. Harassment can assume many forms. The Company will not tolerate harassment of its employees. Employees who engage in harassment are subject to discipline and possibly discharge.

Additional Policies for CEO and CFO

The Chief Executive Officer, the Chief Financial Officer General Managers and other senior officers hold significant leadership in the Company. They must set an exemplary standard of conduct for all other employee as described in this Code particularly in areas of finance, accounting, audit and control.

Management of the Code

The Company’s human resource department is responsible for the administration and dissemination of the Code to each employee. The Code must be followed by all employee with strict compliance. The Board of Directors is responsible for the annual review of this Code and to recommend changes, addition and clarification of the Clauses.

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